As filed with the Securities and Exchange Commission on November 7, 2022

Registration No. 333 - __________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

__________________________________________

Premier Financial Corp.

(Exact name of registrant as specified in its Charter)

Ohio	34-1803915
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

601 Clinton Street, Defiance, Ohio	43512
(Address of Principal Executive Offices)	(Zip Code)

Premier Financial Corp.

Employee Share Purchase Plan

(Full title of the plan)

Paul D. Nungester, Jr., CFO and EVP
Premier Financial Corp.
601 Clinton Street
Defiance, Ohio, 43512
(Name and address of agent for service)

(419) 785-8700
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Premier Financial Corp., an Ohio corporation (the “Registrant”), for the purposes of registering a total of 175,000 shares of its common stock, par value $0.01 per share (the “Common Shares”), to be issued pursuant to the Premier Financial Corp. Employee Share Purchase Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2. Plan Information; Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

Such documents are not being filed with the Commission but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on March 1, 2022;

(b)	The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, from the Registrant’s definitive proxy statement on Schedule 14A, filed with the Commission on March 10, 2022;

(c)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, and June 30, 2022, filed with the Commission on May 9, 2022, and August 5, 2022, respectively;

(d)	The Registrant’s Current Reports on Form 8-K filed on January 7, 2022, January 25, 2022, February 23, 2022, April 26, 2022, April 28, 2022, May 18, 2022, July 26, 2022, and October 25, 2022; and

(e)	Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on March 1, 2022, including any subsequent amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below and the Second Amended and Restated Articles of Incorporation of the Registrant (the “Articles”).

Under Section 1701.13(E) of the Ohio General Corporation Law (the “OGCL”), directors, officers, employees and agents of an Ohio corporation have an absolute right to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by them in any action, suit or proceeding brought against them to the extent they are successful, on the merits or otherwise, in defense of such action, suit or proceeding (including an action by or in the right of the corporation), or in defense of any claim, issue or matter asserted therein.

Section 1701.13(E) permits a corporation to indemnify its directors, officers, employees or agents or individuals who are or were serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation or entity in circumstances where indemnification is not mandated by the statute if certain statutory standards are satisfied. Under Section 1701.13(E), a corporation may grant indemnification in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, investigative or administrative (other than an action brought by or in the right of the corporation), if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Such indemnification is permitted against expenses (including attorneys’ fees) as well as judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with the action, suit or proceeding.

A corporation may also provide indemnification pursuant to Section 1701.13(E) in an action brought by or in the right of the corporation for expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed action or suit if the officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, except that a corporation is not authorized to indemnify a director, officer, employee or agent in any such action if such person is adjudged to be liable for negligence or misconduct in the performance of such person’s duties to the corporation, unless and only to the extent that a court determines that, despite the adjudication of liability, but in view of all the circumstances, such person is fairly and reasonably entitled to indemnification. In addition, Section 1701.13(E) does not authorize a corporation to indemnify a director in an action brought by or in the right of the corporation in which the only liability asserted against the director is for approving unlawful loans, dividends or distributions under Section 1701.95 of the OGCL.

Section 1701.13(E) of the OGCL permits a corporation to pay expenses (including attorneys’ fees) incurred by a director, officer, employee or agent as they are incurred, in advance of the final disposition of the action, suit or proceeding, as authorized by the corporation’s directors and upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification.

Section 1701.13(E) of the OGCL states that the indemnification provided thereby is not exclusive of, and is in addition to, any other rights granted to persons seeking indemnification under a corporation’s articles or regulations, any agreement, a vote of the corporation’s shareholders or disinterested directors, or otherwise. In addition, Section 1701.13(E) of the OGCL grants express power to a corporation to purchase and maintain insurance or furnish similar protection, including trust funds, letters of credit and self-insurance, for director, officer, employee or agent liability, regardless of whether that individual is otherwise eligible for indemnification by the corporation.

The Articles provide that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including actions by or in the right of the Registrant, by reason of the fact that such person is or was a director, officer, employee, or agent of the Registrant, or is or was serving at the request of the Registrant as a director, trustee, officer, employee, member, manager, or agent of another corporation, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding to the full extent permissible under Ohio law.

Director and Officer Insurance Maintained by the Registrant

The Registrant maintains insurance policies under which directors and officers of the Registrant and directors, officers, members and managers of, and certain persons holding equivalent positions with, its subsidiaries are insured, within the limits and subject to the limitations of such policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Registrant or directors, officers, members or managers (or other equivalent positions), as applicable, of its subsidiaries.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index attached hereto.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (section 230.424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fees” table attached to this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs 1(i) and 1(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Defiance, State of Ohio, on November 7, 2022.

PREMIER FINANCIAL CORP.

By:	/s/ Paul D. Nungester, Jr.
Paul D. Nungester, Jr., Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Donald P. Hileman*	Executive Chairman	November 7, 2022
Donald P. Hileman	and Director

/s/Gary M. Small*	Director, President, and	November 7, 2022
Gary M. Small	Chief Executive Officer

/s/Paul D. Nungester, Jr.	Chief Financial Officer and	November 7, 2022
Paul D. Nungester, Jr.	Executive Vice President

/s/Richard J. Schiraldi*	Director and Vice Chairman	November 7, 2022
Richard J. Schiraldi

/s/Marty E. Adams*	Director	November 7, 2022
Marty E. Adams

/s/Zahid Afzal*	Director	November 7, 2022
Zahid Afzal

/s/Louis M. Altman*	Director	November 7, 2022
Louis M. Altman

/s/Terri A. Bettinger*	Director	November 7, 2022
Terri A. Bettinger

/s/John L. Bookmyer*	Director	November 7, 2022
John L. Bookmyer

/s/Lee Burdman*	Director	November 7, 2022
Lee Burdman

/s/Jean A. Hubbard*	Director	November 7, 2022
Jean A. Hubbard

/s/Nikki R. Lanier*	Director	November 7, 2022
Nikki R. Lanier

/s/Charles D. Niehaus*	Director	November 7, 2022
Charles D. Niehaus

/s/Mark A. Robison*	Director	November 7, 2022
Mark A. Robison

/s/Samuel S. Strausbaugh*	Director	November 7, 2022
Samuel S. Strausbaugh

* The undersigned, by signing his name hereto, does hereby sign this Registration Statement on Form S-8 on behalf of each of the directors of the Registrant identified above pursuant to the Power of Attorney executed by the directors identified above, which Power of Attorney is filed with this Registration Statement on Form S-8 as Exhibit 24.

/s/Paul Nungester	Attorney-in-Fact	November 7, 2022
Paul Nungester

EXHIBIT INDEX

Exhibit No.	Description	Location

4.1	Second Amended and Restated Articles of Incorporation	Incorporated herein by reference to Exhibit 3.2 in the Registrant’s Form 8-K filed June 22, 2020 (File No. 000-26850).

4.2	Second Amended and Restated Code of Regulations (reflecting all amendments)	Incorporated herein by reference to Exhibit 3.3 in the Registrant’s Form 8-K filed June 22, 2020 (Film No. 000-26850).

5.1	Opinion of Vorys, Sater, Seymour and Pease LLP	Filed herewith.

10.1	Premier Financial Corp.Employee Share Purchase Plan	Filed herewith.

23.1	Consent of Vorys, Sater, Seymour and Pease LLP	Included in Exhibit 5.1.

23.2	Consent of Crowe LLP	Filed herewith.

24	Power of Attorney	Filed herewith.

107	Filing Fee Table	Filed herewith.